Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Viking Holdings Ltd Second Amended and Restated 2018 Equity Incentive Plan and Viking Holdings Ltd 2024 Employee Share Purchase Plan of Viking Holdings Ltd of our report dated March 8, 2024 (except Note 2, as to which the date is April 22, 2024), with respect to the consolidated financial statements of Viking Holdings Ltd in Amendment No. 4 to the Registration Statement (Form F-1 No. 333-278515) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

April 30, 2024